Exhibit 8.1

[Sullivan & Cromwell LLP Letterhead]

October 8, 2021

DraftKings Inc.,

222 Berkeley Street, 5th Floor,

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as counsel to DraftKings Inc., a Nevada corporation (“DraftKings”), in connection with the transactions, including the Mergers (as defined below), contemplated by that certain Agreement and Plan of Merger (the “Agreement”), dated as of August 9, 2021, among DraftKings, Golden Nugget Online Gaming, Inc., a Delaware corporation, New Duke Holdco, Inc., a Nevada corporation and a direct wholly-owned subsidiary of DraftKings (“New DraftKings”), Duke Merger Sub, Inc., a Nevada corporation and a direct wholly-owned subsidiary of New DraftKings (“DraftKings Merger Sub”), and Gulf Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of New DraftKings (“GNOG Merger Sub”). The Agreement provides that, on the terms and subject to the condition set forth in the Agreement, (i) DraftKings Merger Sub will be merged with and into DraftKings, with DraftKings continuing as the surviving corporation (the “DraftKings Merger”), and (ii) GNOG will be merged with and into GNOG Merger Sub, with GNOG continuing as the surviving corporation (the “GNOG Merger” and, together with the DraftKings Merger, the “Mergers”). The Mergers are described in the joint information statement/prospectus (the “Joint Information Statement/Prospectus”), which is included in the registration statement filed on or about the date hereof on Form S-4 by New DraftKings (the “Registration Statement”) in connection with the Mergers.

We hereby confirm to you that, in our opinion, the statements of U.S. federal income tax law set forth under the caption “Material United States Federal Income Tax Consequences” in the Joint Information Statement/Prospectus included in the Registration Statement, to the extent relating to U.S. federal income tax consequences of the DraftKings Merger to U.S. holders (as defined in the Registration Statement) of DraftKings Class A common stock, are accurate in all material respects.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP